EXHIBIT 12
                           EQUIFAX INC.

        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (in thousands)

                                                                     Years Ended December 31
                                                                           (Unaudited)
                                                                     -----------------------

                                                  1992       1993        1994        1995         1996           1997
                                                  ----       ----        ----        ----         ----           ----
Income from continuing operations before        144,269     110,801     193,538     223,140      262,549       323,138
   income taxes and accounting changes

Add:
     Capitalized interest                          -            -          -           -              -           -
     Debt issuance costs & commitment fees          618         676         687       1,027          724           872
     Interest expense                             3,031       8,742      12,986      15,342       16,439        20,797
     Imputed interest on operating leases         7,152       6,172       7,605       9,704       10,087        10,484
                                                -------     -------     -------     -------     --------       -------

Earnings, as adjusted                           155,070     126,391     214,816     249,213      289,799       355,291
                                                =======     =======     =======     =======     ========       =======
Fixed charges:
     Capitalized interest                           -            -            -         -             -           -
     Debt issuance costs & commitment fees          618         676         687       1,027          724           872
     Interest expense                             3,031       8,742      12,986      15,342       16,439        20,797
     Imputed interest on operating leases         7,152       6,172       7,605       9,704       10,087        10,484
                                                -------     -------     -------     -------     --------       -------
Total fixed charges                              10,801      15,590      21,278      26,073       27,250        32,153
                                                =======     =======     =======     =======     ========       =======

Ratio of earnings to fixed charges                14.4        8.1         10.1        9.6         10.6          11.1
                                                  ====        ====        ====        ===         ====          ====